Exhibit 99.1

1111 South Arroyo Parkway P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	October 25, 2004

For additional information contact:

John Prosser

626.578.6803

Jacobs Announces Death of Founder Dr. Joseph J. Jacobs

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE:JEC) regrets to announce the passing of the company’s founder and Chairman, Dr. Joseph J. Jacobs, last Saturday in Pasadena, Calif. He was 88 years old. He is survived by his wife, three daughters, and two grandchildren.

Dr. Jacobs founded his business in 1947 as Jacobs Engineering Co., a one-man company operating as both a chemical engineering consultant and a manufacturers’ representative for process equipment. With his leadership and vision, the company grew to its current size of over 35,000 people providing technical, professional, and construction services around the globe.

As a life-long supporter of community involvement and the entrepreneurial spirit, Dr. Jacobs was active in a variety of foundations and advocacies. His humanitarian endeavors included establishment of the Jacobs Family Foundation to promote community-based economic development, aid families and youths at risk, and provide educational and other opportunities to underrepresented groups. He was an active and passionate supporter of the United Way, the Boy Scouts, the Salvation Army, the Near East Foundation, and other worthy causes. In addition, he was a founder and Vice Chairman of the American Task Force for Lebanon, a member of the Board of Trustees of Harvey Mudd College (where his contributions funded the Jacobs Science Center), and Chairman of the Board of Trustees of the Polytechnic University, where he earned bachelor’s, master’s, and doctorate degrees in chemical engineering. Dr. Jacobs served as Chairman of Polytechnic University’s Board of Trustees from 1974 to 1984 and again from 1992 to 1994. The university also gave him an award for creative technology and an honorary Doctorate of Science.

In 1983, President Reagan presented Dr. Jacobs with the Hoover Medal, which recognizes the civic and humanitarian achievements of professional engineers. In describing Dr. Jacobs’ selection, the medal committee cited the following: “Eminent engineer; distinguished builder of worldwide enterprises in chemical engineering; a vital humanitarian force devoted to the support of education in engineering and the sciences for the welfare of society both nationally and internationally; and a dedicated contributor to improving an understanding of the problems of the elderly.”

Jacobs Engineering Group Inc.

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Dr. Jacobs was also an accomplished author. His autobiography, The Anatomy of an Entrepreneur: Family, Culture, and Ethics describes how good ideas and hard work, combined with the high standards of morality and ethics that he learned from the Lebanese American community, led to his success. In his second book, The Compassionate Conservative: Assuming Responsibility and Respecting Human Dignity, Dr. Jacobs challenged the assumption that liberals have a monopoly on compassion. He believed that the true measure of compassion lies not in the intensity of emotions, but in the public good that accompanies the act.

Although not involved in day-to-day operations in recent years, Dr. Jacobs remained active in the company until his death. As Chairman of Jacobs’ Board of Directors and in consultation with senior management, his wise council and vision contributed to the company’s ongoing success. Having transitioned out of routine involvement at Jacobs, he continued to champion entrepreneurship by founding two venture capital firms that invested in start-up companies specializing in innovative technologies.

In announcing Dr. Jacobs’ passing, Chief Executive Officer Noel Watson said, “Through the years, Joe was a great friend, mentor, and boss. Joe was a giant in our industry. His quest for professionalism, coupled with his vision and ethical values, shaped our world.”

Jacobs Engineering Group Inc.